EXHIBIT 99.1

The CATO Corporation

                                              NEWS RELEASE

FOR IMMEDIATE RELEASE

                          CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 1Q EPS Down 1%

Updates 2Q and 2014 Full Year Guidance

Charlotte, NC (May 20, 2014) – The Cato Corporation (NYSE: CATO) today reported net income of $30.0 million or $1.04 per diluted share for the first quarter ended May 3, 2014, compared to net income of $30.8 million or $1.05 per diluted share for the first quarter ended May 4, 2013.  Net income decreased 3% and earnings per diluted share decreased 1% for the quarter.  The Company repurchased 1.4 million shares during the quarter which increased the earnings per share by $.02.  Sales for the first quarter were $282.5 million, a 6% increase from sales of $267.2 million for the first quarter ended May 4, 2013.   The Company’s same-store sales increased 3% in the quarter.

“Sales for the first quarter were above expectations,” stated John Cato, Chairman, President, and Chief Executive Officer.  “Our expectations for the second quarter remain unchanged from what was included in the original guidance for the full year and reflect same store sales in the range of down 2% to flat.  However, due to the impact of share repurchases, the revised earnings per diluted share estimate for the second quarter is a range of $.40 to $.45 versus $.51 last year.  After adjusting our original 2014 guidance for first quarter actual results and share repurchases, our estimated earnings per diluted share for the full year is now a range of $1.66 to $1.79 versus $1.86 last year and versus original guidance of $1.47 to $1.66.”

Gross margin increased 50 basis points to 41.8% of sales primarily due to higher merchandise

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

contribution in the quarter.  SG&A expenses as a percent of sales increased 170 basis points to 23.9% during the quarter primarily due to higher accrued incentive compensation.  The effective tax rate increased 90 basis points to 37.7% versus the prior year at 36.8% due to less benefit from Work Opportunity Tax Credit.  The Company ended the quarter with cash and short-term investments of $243.5 million.

During the first quarter, the Company opened six stores and closed two stores.  As of May 3, 2014, the Company operated 1,324 stores in 32 states, compared to 1,307 stores in 31 states as of May 4, 2013.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the second quarter are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under "Risk Factors" in Part I, Item 1A of the Company's most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED MAY 3, 2014 AND MAY 4, 2013

(Dollars in thousands, except per share data)

	Quarter Ended

	May 3,	%	May 4,	%
	2014	Sales	2013	Sales

REVENUES
Retail sales	$282,462	100.0%	$267,181	100.0%
Other income (principally finance,
late fees and layaway charges)	2,270	0.8%	2,517	0.9%

Total revenues	284,732	100.8%	269,698	100.9%

GROSS MARGIN (Memo)	118,099	41.8%	110,280	41.3%

COSTS AND EXPENSES, NET
Cost of goods sold	164,363	58.2%	156,901	58.7%
Selling, general and administrative	67,487	23.9%	59,389	22.2%
Depreciation	5,452	1.9%	5,449	2.0%
Interest and other income	(742)	-0.3%	(875)	-0.3%

Cost and expenses, net	236,560	83.7%	220,864	82.6%

Income Before Income Taxes	48,172	17.0%	48,834	18.3%

Income Tax Expense	18,166	6.4%	17,995	6.8%

Net Income	$30,006	10.6%	$30,839	11.5%

Basic Earnings Per Share	$1.04		$1.05

Diluted Earnings Per Share	$1.04		$1.05

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	May 3, 2014	May 4, 2013	February 1, 2014
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$79,468	$65,355	$79,427
Short-term investments	159,286	161,095	161,128
Restricted cash	4,699	4,816	4,701
Accounts receivable - net	41,036	40,059	39,224
Merchandise inventories	129,652	126,268	150,861
Other current assets	15,274	15,090	11,407

Total Current Assets	429,415	412,683	446,748

Property and equipment – net	142,989	137,018	141,129

Noncurrent Deferred Income Taxes	1,375	0	1,373

Other assets	9,458	10,506	7,668

TOTAL	$583237	$560,207	$596,918

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$179,562	$162,285	$177,131

Noncurrent Liabilities	30,170	28,268	28,678

Stockholders' Equity	373,505	369,654	391,109

TOTAL	$583,237	$560,207	$596,918